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                                                           EXHIBIT 12(a)(1)(xvi)

   LE TEXTE QUI SUIT EST UNE TRADUCTION D'UN EXTRAIT DE LA SECTION "SUMMARY" (SOMMAIRE) DU PROSPECTUS AMERICAIN (CI-APRES DESIGNE LE "DOCUMENT" OU "PRESENT DOCUMENT") DE GENERAL MOTORS AYANT TRAIT A L'OFFRE D'ECHANGE. TOUS LES MONTANTS EN DOLLARS SONT EXPRIMES EN DOLLARS AMERICAINS.

                                    SOMMAIRE

   Le sommaire presente les principaux renseignements plus amplement decrits dans le document. Il ne contient pas necessairement tous les renseignements dont vous devriez tenir compte avant de decider de participer ou non a l'offre d'echange. Nous vous prions instamment de lire tout le document attentivement, notamment la rubrique "Facteurs de risque" ("Risk Factors") et les etats financiers consolides ainsi que les notes s'y rapportant. Sauf si le contexte n'exige une interpretation differente, les termes definis ci-dessous ont le meme sens que dans le document:

  . " General Motors ", " GM " ou " nous ": General Motors Corporation et ses filiales consolidees, y compris Hughes; et

  . " Hughes ": Hughes Electronics Corporation, ses filiales consolidees et sa participation dans les membres de son groupe.

                                     Apercu

   Nous emettrons 1,065 actions ordinaires de categorie H en echange de chaque action ordinaire d'une valeur nominale de 1 2/3$ dument deposee en reponse a l'offre et que nous acceptons dans le cadre de l'offre d'echange, jusqu'a concurrence d'un nombre total de 92 012 781 actions ordinaires de categorie H. En outre, nous nous proposons de cotiser environ 7 milliards de dollars en actions ordinaires de categorie H a certains regimes d'avantages sociaux de nos salaries au cours du deuxieme trimestre de 2000. Nous procedons a ces operations pour mettre en oeuvre notre plan d'ensemble consistant a restructurer notre participation financiere dans notre filiale Hughes afin de realiser une partie de la valeur economique provenant de notre propriete de Hughes. Nous prevoyons que ces operations, si elles sont realisees, accroitront de maniere significative le benefice par action imputable aux actions ordinaires d'une valeur nominale de 1 2/3$ dans l'avenir.

                                 General Motors

   General Motors exerce ses activites principalement dans le secteur de l'automobile et, par l'entremise de sa filiale en propriete exclusive, Hughes, dans le secteur des services de communications. GM est le premier fabricant de vehicules automobiles en importance au monde. GM exerce des activites dans les secteurs du financement et de l'assurance et, dans une moindre mesure, dans d'autres secteurs industriels. Notre siege social est situe au 300 Renaissance Center, Detroit (Michigan) 48265-3000, et notre numero de telephone est le
(313) 556-5000.

                                     Hughes

   Hughes est l'un des principaux fournisseurs de services de divertissement, d'information et de communications numeriques et de reseaux satellites commerciaux prives au monde.

   Voici quelques renseignements supplementaires concernant notre filiale
Hughes.

  . A bien des egards, Hughes est une pionniere du secteur des communications par satellite et sans fil; ses procedes technologiques sont a l'origine de la creation de nouveaux services et marches et ont permis a Hughes de s'imposer comme chef de file dans chacun des marches qu'elle dessert. Hughes est d'avis que sa capacite a identifier, a cibler et a exploiter rapidement de nouveaux marches lui a procure un avantage concurrentiel non negligeable en lui assurant une position de controle des marches durable.

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  .  Hughes consacre ses activites a fournir des services de communications de pointe a l'echelle mondiale et elle a elabore un vaste eventail de services de divertissement, d'information et de communications destines tant aux marches residentiel que commercial, dont notamment les services de transmission d'images video, de donnees, de la voix et les services multimedias et Internet. Au cours des deux dernieres annees, ces services ont constitue une part de plus en plus importante des revenus de Hughes. Celle-ci estime que, grace a leurs marges beneficiaires et croissance superieures a celle de ses entreprises traditionnelles de fabrication, ces services presentent un potentiel de valeur accrue.

  . Plus tot cette annee, Hughes a annonce une strategie consistant a mobiliser ses ressources sur ses entreprises de services a croissance elevee. Dans le cadre de cette strategie, a l'heure actuelle, Hughes:

     .  vend ses entreprises de fabrication de systemes satellites;

     . abandonne plusieurs gammes de produits de son entreprise de sans fil pour se concentrer sur son entreprise phare de reseau sans fil a large bande; et

     . reoriente ses efforts marketing pour se concentrer sur sa clientele de consommateurs et d'entreprises commerciales.

  .  Au nombre des entreprises de Hughes figurent notamment :

     . DIRECTV. En termes de nombre d'abonnes, soit plus de 8,3 millions d'abonnes partout dans le monde, Hughes est, grace a DIRECTV, le premier fournisseur de services de divertissement multicanaux numeriques en importance au monde.

     . PanAmSat. La filiale PanAmSat de Hughes dispose de la plus imposante flotte de satellites commerciaux au monde, soit 20 satellites capables de transmettre des signaux vers des zones geographiques ou habite une grande partie de la population mondiale.

     . Services et produits a large bande. Detenant plus de 50 % de la part du marche mondial des reseaux satellites commerciaux prives, Hughes est un important fournisseur de materiel terrestre de communications par satellite et sans fil et de services de communications aux entreprises.

        A l'heure actuelle, l'entreprise de Hughes inclut egalement Hughes Space and Communications, un chef de file du domaine de la fabrication de satellites. Toutefois, Hughes a recemment convenu de vendre ses entreprises de fabrication de systemes satellites a The Boeing Company. La vente de la plus importante partie de ses entreprises traditionnelles de fabrication s'inscrit dans la strategie de Hughes visant a axer davantage son entreprise sur les services integres de divertissement, d'information et de communications.

  . L'objectif d'entreprise de Hughes consiste a ameliorer sa position en tant que premier fournisseur de services integres d'information, de divertissement et de communications en optimisant ses connaissances des systemes de communications satellites et sans fil et en misant sur ses avantages concurrentiels. Les strategies de base de Hughes pour atteindre cet objectif sont les suivantes :

     . Prendre la tete du marche du divertissement multicanaux. Hughes entend miser sur l'evolution favorable de la demande pour le divertissement multicanaux aux Etats-Unis et dans des marches internationaux de choix, notamment en maintenant la position de controle de DIRECTV aux Etats-Unis grace a sa marque vedette de programmation originale, en tablant sur son experience du marche du divertissement multicanaux americain et sur sa marque sur les marches internationaux ou Hughes estime qu'il existe d'importantes occasions de croissance et en augmentant le revenu moyen par abonne.

     . Miser sur les occasions de croissance dans les marches de services Internet et de donnees numeriques. Hughes entend miser sur la croissance de l'Internet et la presence accrue des donnees numeriques dans l'industrie des services de communications en integrant dans la programmation de DIRECTV un choix de technologies recourant a Internet et au mode interactif et en mettant au point

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      une gamme de services de transmission de donnees numeriques, intranet et Internet destines aux marches des consommateurs et des entreprises commerciales.

   . Atteindre des positions de controle du marche de facon durable. Hughes vise a occuper et a garder des positions de controle du marche en identifiant, en ciblant et en exploitant de nouveaux marches et en lancant des produits et services novateurs pour approvisionner ces marches.

   Le siege social de Hughes est situe au 200 North Sepulveda Boulevard, El Segundo (Californie) 90245 et son numero de telephone est le (310) 662-9688.

                       Actions ordinaires de categorie H

   General Motors compte deux categories d'actions ordinaires :

  .  Les actions ordinaires d'une valeur nominale de 1 2/3$; et

  .  Les actions ordinaires de categorie H.

   Les actions ordinaires de categorie H de GM consistent en des " actions evolutives " ("tracking stock") concues pour procurer aux porteurs des rendements financiers fondes sur la performance financiere de Hughes. Toutefois, comme les actions ordinaires de categorie H de GM sont des actions ordinaires de GM, en cas de liquidation, d'insolvabilite ou toute autre situation semblable de GM, les porteurs d'actions ordinaires de categorie H n'auraient aucun droit direct sur l'actif de Hughes, mais auraient les droits sur l'actif de GM qu'ont les porteurs d'actions ordinaires de GM.

   Nous determinons le benefice par action et les sommes destinees au versement de dividendes sur les actions ordinaires de categorie H a l'aide d'une fraction qui represente la portion des benefices de Hughes affectes aux actions ordinaires de categorie H. Cette fraction est parfois designee
" fraction de categorie H " ("Class H fraction"). Le numerateur et le denominateur de la fraction de categorie H sont etablis a la fin de chaque trimestre de la facon suivante :

  . Le numerateur de la fraction de categorie H correspond au nombre moyen pondere d'actions ordinaires de categorie H en circulation au cours de la periode de reference.

  . Le denominateur de la fraction de categorie H correspond au nombre theorique d'actions ordinaires de categorie H qui, si elle sont en circulation, representent 100 % de la participation des actions evolutives dans les benefices de Hughes.

Le denominateur de la fraction de categorie H est parfois designe "dividende de base de categorie H " ("Class H dividend base"). Le dividende de base de categorie H peut etre rajuste par le conseil d'administration de GM dans certains cas precis, dont notamment en vue de tenir compte des apports de GM a Hughes.

   L'emission d'actions ordinaires de categorie H dans le cadre de l'offre d'echange et les cotisations aux regimes d'avantages sociaux des salaries entraineront une augmentation du numerateur de la fraction de categorie H sans pour autant modifier le denominateur. Par consequent, ces emissions auront pour effet d'accroitre la portion des benefices de Hughes pouvant etre affectes aux actions ordinaires de categorie H et de reduire la portion pouvant etre affectee aux actions ordinaires d'une valeur nominale de 1 2/3$ aux fins d'etablir le benefice par action et les sommes destinees au versement de dividendes. Dans l'hypothese ou l'offre d'echange est entierement souscrite et que les cotisations aux regimes d'avantages sociaux des salaries sont effectuees tel que prevu, la combinaison de ces operations aurait pour effet de porter la participation des actions evolutives dans les benefices de Hughes representes par les actions ordinaires de categorie H de 38 % a 73 %, avec pour corollaire une reduction de la portion des benefices de Hughes attribuables aux actions ordinaires d'une valeur nominale de 1 2/3$ de 62 % a 27 %. Ces pourcentages ne sont fournis qu'a titre d'illustration uniquement et sont fondes sur certaines hypotheses que nous etayons ailleurs dans le present document. Pour de plus amples

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renseignements, se reporter a la rubrique "Description des actions de categorie
H--Calcul detaille des sommes destinees au versement de dividendes sur les actions ordinaires de categorie H--Illustration du calcul de la fraction de categorie H apres l'offre d'echange et les cotisations aux regimes d'avantages sociaux des salaries" "Description of Class H Common Stock--Detailed
Calculation of Amount Available for Dividends on Class H Common Stock-- Illustrative Calculation of Class H Fraction Following the Exchange Offer and the Contributions to the Employee Benefit Plans". Etant donne que les benefices de Hughes pouvant etre affectes aux actions ordinaires de categorie H augmenteront en proportion de l'accroissement du nombre d'actions ordinaires de categorie H en circulation, ces emissions n'auront pas pour effet de diluer le benefice par action attribuable aux actions ordinaires de categorie H.

   Le versement de dividendes sur les actions ordinaires de categorie H releve de la discretion du conseil d'administration de GM. Depuis la realisation, en 1997, d'une serie d'operations comportant la restructuration de la societe remplacee par Hughes et auxquelles il est parfois fait renvoi dans le present document sous la designation d'"operations de restructuration de
Hughes" ("Hughes restructuring transactions"), aucun dividende n'a ete verse sur les actions ordinaires de categorie H. A l'heure actuelle, nous ne prevoyons pas verser de dividendes sur les actions ordinaires de categorie H dans le proche avenir.

                         Modalites de l'offre d'echange

Modalites de l'offre (se
reporter a la page 38)...... Nous offrons d'echanger 1,065 actions ordinaires de categorie H contre chaque action ordinaire d'une valeur nominale de 1 2/3$ validement deposee en reponse a l'offre d'echange, jusqu'a concurrence de 86 396 977 actions ordinaires d'une valeur nominale de 1 2/3$ a etre acceptees, soit environ 14% du total des actions ordinaires d'une valeur nominale de 1 2/3$ en circulation en date du 31 mars 2000, et 92 012 781 actions ordinaires de categorie H a etre emises. La presente offre d'echange est facultative, ce qui signifie que vous pouvez deposer la totalite, une partie ou aucune de vos actions ordinaires d'une valeur nominale de 1 2/3$ en reponse a l'offre d'echange.

                             Toutes les actions ordinaires d'une valeur nominale de 1 2/3$ validement deposees en reponse a l'offre, dont le depot n'est pas revoque et qui sont acceptees par GM seront echangees a raison d'un ratio d'echange, suivant les modalites et sous reserve des conditions prevus dans l'offre d'echange, notamment les dispositions relatives a la repartition proportionnelle. Les modalites et conditions de l'offre d'echange sont decrites dans le present document, la lettre d'envoi (letter of transmittal) et les directives de la lettre d'envoi (instructions to the letter of transmittal). Nous remettrons sans delai, par inscription en compte, les actions ordinaires d'une valeur nominale de 1 2/3$ qui n'ont pas ete acceptees par GM aux fins d'echange, apres l'expiration de l'offre d'echange et l'etablissement du facteur definitif de repartition proportionnelle.

Date d'expiration;
prorogation; resiliation
(se reporter aux pages 38
et 44 a 45)................. L'offre d'echange et les droits de revocation expireront a minuit, heure de New York, vendredi, le 19 mai 2000, sauf si GM proroge l'offre d'echange. Vous devez validement deposer vos actions ordinaires d'une valeur nominale de 1 2/3$ de sorte qu'elles

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                             parviennent a l'agent charge de l'echange avant
                             cette date si vous desirez participer a l'offre d'echange. Nous pouvons egalement resilier l'offre d'echange dans les circonstances decrites a la page 45.

Repartition
proportionnelle; lots
irreguliers (se reporter
aux pages 38 a 39).......... Si plus de 86 396 777 actions ordinaires d'une valeur nominale de 1 2/3$ sont deposees en reponse a l'offre, nous accepterons toutes les actions validement deposees sur une base proportionnelle. Nous annoncerons tout facteur de repartition proportionnelle provisoire par communique de presse aussitot apres l'expiration de l'offre d'echange. Nous prevoyons annoncer le facteur de repartition proportionnelle definitif environ sept jours ouvrables apres la date d'expiration.

                             Si vous detenez moins de 100 actions ordinaires d'une valeur nominale de 1 2/3$, et que vous deposez toutes ces actions, toutes vos actions seront acceptees aux fins d'echange sans repartition proportionnelle si l'offre d'echange est realisee. Les actions dont vous etes proprietaire dans le cadre d'un regime d'epargne de GM ou d'un membre du groupe de GM ne sont pas visees par ce traitement preferentiel.

Droits de revocation (se
reporter aux pages 43 a
44)......................... Vous pouvez revoquer le depot de vos actions ordinaires d'une valeur nominale de 1 2/3$ en tout temps avant l'expiration de l'offre d'echange et a d'autres moments dans certains cas. Si vous changez d'avis avant l'expiration de l'offre d'echange, vous pouvez deposer de nouveau vos actions ordinaires d'une valeur nominale de 1 2/3$ en suivant les memes modalites de depot et en les redeposant avant la date d'expiration.

Conditions de realisation
de l'offre d'echange (se
reporter aux pages 45 a
47)......................... L'offre d'echange est assujettie a diverses conditions qui doivent etre remplies afin que nous soyons tenus de realiser l'offre d'echange, dont la condition qu'il y ait au moins 28 798 992 actions ordinaires d'une valeur nominale de 1 2/3$ validement deposees en reponse a l'offre et dont le depot n'est pas revoque. GM peut, en tout temps, renoncer a l'une quclconque ou a la totalite des conditions de l'offre d'echange.

Aucune fraction d'actions
(se reporter a la page 39).. Aucune fraction d'actions ordinaires de categorie
                             H ne sera emise dans le cadre de l'offre d'echange. Si vous etiez par ailleurs habilite a recevoir une fraction d'actions ordinaires de categorie H, vous recevrez un montant en especes en echange de la fraction d'actions.

Modalites de depot des
actions ordinaires d'une
valeur nominale de 1 2/3$
(se reporter aux pages 40 a
42)......................... Si vous detenez des certificats representant vos actions ordinaires d'une valeur nominale de 1 2/3$, vous devez remplir et signer la lettre d'envoi et y indiquer le nombre d'actions ordinaires d'une valeur nominale de 1 2/3$ que vous desirez deposer en reponse a l'offre. Faites parvenir a l'agent charge de l'echange la lettre d'envoi, accompagnee de vos certificats d'actions ordinaires d'une valeur

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                             nominale de 1 2/3$ ainsi que tout autre document
                             requis par la lettre d'envoi et les directives de la lettre d'envoi, par courrier recommande, contre accuse de reception, a l'adresse pertinente indiquee au verso du present document afin qu'il les recoive avant l'expiration de l'offre d'echange.

                             Si vous detenez des actions ordinaires d'une valeur nominale de 1 2/3$ par l'entremise d'un courtier, vous devriez recevoir des directives de votre courtier sur la maniere de participer. Vous n'aurez pas a remplir de lettre d'envoi. Veuillez communiquer avec votre courtier directement si vous n'avez toujours pas recu de directives. Certaines institutions financieres peuvent egalement effectuer des depots par voie de transfert par inscription en compte, par l'entremise de la Depository Trust Company.

                             Si vous detenez des certificats d'actions ordinaires d'une valeur nominale de 1 2/3$ ou si vous detenez des actions ordinaires d'une valeur nominale de 1 2/3$ par l'entremise d'un courtier, vous pouvez egalement suivre les modalites de livraison garantie.

                             Si vous detenez des actions ordinaires d'une valeur nominale de 1 2/3$ sous forme d'inscription en compte par l'entremise du systeme d'inscription directe, vous devriez faire parvenir la lettre d'envoi signee et y indiquer le nombre d'actions a deposer a l'agent charge de l'echange, par courrier recommande, contre accuse de reception, a l'adresse pertinente indiquee au verso du present document, afin que ce dernier les recoive avant l'expiration de l'offre d'echange.

                             Si vous participez a un regime d'epargne de GM ou d'une societe membre du groupe de GM dont le nom figure dans la liste de la page 41, vous recevrez des directives distinctes des fiduciaires ou de l'administrateur du regime concernant la maniere de deposer ces actions en reponse a l'offre. Vous devriez suivre ces instructions et vous ne devriez pas utiliser la lettre d'envoi pour deposer vos actions detenues dans ces regimes.

Livraison des actions
ordinaires de categorie H
(se reporter aux pages 39
et 44)...................... Nous livrerons les actions ordinaires de categorie H emises dans le cadre de l'offre d'echange par voie de transfert par inscription en compte et d'especes en lieu et place de fraction d'actions, aussitot que possible apres l'expiration de l'offre d'echange, l'acceptation des actions ordinaires d'une valeur nominale de 1 2/3$ aux fins d'echange et l'etablissement de tout facteur de repartition proportionnelle.

Renseignements relatifs aux
cours comparatifs de
l'action (se reporter aux
pages 54 et 55)............. Les actions ordinaires d'une valeur nominale de 1
                             2/3$ et les actions ordinaires de categorie H sont actuellement negociees et inscrites a la cote de la Bourse de New York. Les actions ordinaires d'une

                                       6
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                             valeur nominale de 1 2/3$ de GM sont negociees
                             sous le symbole "GM", et les actions ordinaires de categorie H de GM sont negociees sous le symbole "GMH".

                             Le 31 janvier 2000, le dernier jour de bourse avant l'annonce publique de l'offre d'echange, le cours de cloture des actions ordinaires d'une valeur nominale de 1 2/3$ affiche au telescript de la Bourse de New York etait de 80,56 $ et le cours de cloture des actions ordinaires de categorie H etait de 112,50 $. Dans le present document, le "cours de cloture" pour une journee donnee renvoie au cours de cloture affiche au telescript de la Bourse de New York cette journee.

                             Le 19 avril 2000, l'avant dernier jour de bourse avant le lancement de l'offre d'echange, le cours de cloture des actions ordinaires d'une valeur nominale de 1 2/3$ etait de 88,50 $, et le cours de cloture des actions ordinaires de categorie H etait de 97,81 $.

Incidences fiscales
federales americaines (se
reporter a la page 136)..... A l'heure actuelle, nous prevoyons recevoir un avis fiscal de Kirkland & Ellis selon lequel, aux fins fiscales federales americaines, l'echange des actions ordinaires de categorie H contre des actions ordinaires d'une valeur nominale de 1 2/3$ dans le cadre de l'offre d'echange sera quitte d'impot pour GM et, a l'exception des cas ou un montant en especes est recu en lieu et place de fraction d'actions, pour les porteurs d'actions ordinaires d'une valeur nominale de 1 2/3$ qui participent a l'offre d'echange. Chaque porteur d'actions ordinaires d'une valeur nominale de 1 2/3$ devrait consulter son conseiller fiscal pour s'informer des incidences fiscales de l'offre d'echange propres a son cas.

                             Les reglements de l'IRS imposent l'obligation de fournir certains renseignements dans votre declaration d'impot federal americain pour l'annee au cours de laquelle l'offre d'echange a lieu si vous participez celle-ci. GM fournira ces renseignements une fois l'offre d'echange realisee.

Aucun droit d'evaluation.... Les porteurs d'actions de GM ne disposent d'aucun droit d'evaluation dans le cadre de l'offre d'echange.

Agent charge de l'echange... Fleet National Bank

Agent d'information......... Morrow & Co., Inc.

Courtier gerant............. Morgan Stanley Dean Witter

Gerant de marketing de
Hughes...................... Salomon Smith Barney

Facteurs de risques (se
reporter aux pages 22 a
31)......................... Vous devriez lire et etudier attentivement le texte de la rubrique "Facteurs de risque" ("Risk Factors"), de meme que tous les autres renseignements se trouvant dans le present document avant de decider de participer ou non a l'offre d'echange.

                                       7
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Decision quant a la
participation a l'offre
d'echange................... Ni General Motors ni Hughes ni l'agent charge de
                             l'echange ni l'agent d'information ni le courtier gerant ni le gerant de marketing ni l'un quelconque des membres de la direction ou des administrateurs de celles-ci ne se prononce quant a l'opportunite pour vous de deposer vos actions ordinaires d'une valeur nominale de 1 2/3$ dans le cadre de l'offre d'echange. Une fois que vous aurez lu le present document et les documents connexes et consulte vos conseillers et tenu compte de votre situation financiere et de vos besoins et d'autres elements pertinents, vous devrez decider vous meme si vous deposez ou non vos actions et etablir le nombre d'actions que vous deposerez.

                             Nous vous prions instamment de lire le present document et les documents qui y sont joints tres attentivement.

Questions d'ordre
reglementaire............... Afin de conclure l'offre d'echange, nous devons effectuer certains depots et donner certains avis et obtenir certaines autorisations et dispenses des autorites de reglementation en valeurs mobilieres de territoires etrangers. Nous croyons qu'il ne reste aucune autre exigence reglementaire essentielle a respecter ni aucune autre autorisation essentielle a obtenir.

Restriction legale.......... Nous n'offrons pas de vendre, ni ne sollicitons
                             d'offre d'achat, de titres dans un territoire dans lequel l'offre ou la vente n'est pas autorisee.

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